                                                                    EXHIBIT 12.1

                             PACCAR Financial Corp.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                     PURSUANT TO SEC REPORTING REQUIREMENTS
                             (Thousands of Dollars)


                                            Three Months Ended
                                                 March 31
                                            1999          1998
                                           -------      -------

FIXED CHARGES
   Interest expense                        $30,303      $25,949
   Portion of rentals deemed interest          207           76
                                           -------      -------

TOTAL FIXED CHARGES                        $30,510      $26,025
                                           -------      -------
                                           -------      -------

EARNINGS
   Income before taxes                     $12,545      $11,791
   Fixed charges                            30,510       26,025
                                           -------      -------

EARNINGS AS DEFINED                        $43,055      $37,816
                                           -------      -------
                                           -------      -------

RATIO OF EARNINGS TO FIXED CHARGES           1.41x        1.45x



  The method of computing the ratio of earnings to fixed charges shown above complies with SEC reporting requirements but differs from the method called for in the Support Agreement between the Company and PACCAR. See Exhibit 12.2.



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